Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:35 PM 07/31/2015 FILED 01:35 PM 07/31/2015 SRV 151120002 – 2160417 FILE

CORRECTED

RESTATED CERTIFICATE OF INCORPORATION

OF

ATTITUDE DRINKS INCORPORATED

Attitude Drinks Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.          On November 2, 2007, the Corporation filed a Restated Certificate of Incorporation (the “Restated Certificate”) with the secretary of State of Delaware and such Restated Certificate did not accurately reflect the corporate action taken with respect thereto. Said Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

2.           The inaccuracy or defect of said Restated Certificate to be corrected is as follows: The Certificate of Designation, Preferences and Rights of the Series A Preferred Stock of Attitude Drinks Incorporated that should have been part of the Restated Certificate was not included in the Restated Certificate.

3.          The text of the Restated Certificate is hereby corrected to read in its entirety is attached to this page.

IN WITNESS WHEREOF, said corporation has caused this Corrected Restated Certificate of Incorporation to be signed by its authorized officer this 31st day of July, 2015.

ATTITUDE DRINKS, INC.

By:	/s/ Tommy Kee
Name: Tommy Kee
Title: Chief Financial Officer

RESTATED CERTIFICATE OF INCORPORATION

OF

ATTITUDE DRINKS INCORPORATED

* * * * * *

ATTITUDE DRINKS INCORPORATED, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.   The name of the corporation is ATTITUDE DRINKS INCORPORATED. The date of filing of its original Certificate of Incorporation with the Secretary of State was on May 10, 1988 under the name L.H.M. Corp.

2.   This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3.   The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

FIRST: The name of the Corporation is ATTITUDE DRINKS INCORPORATED.

SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, 19805, County of New Castle; and the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is: To engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total authorized capital stock which the Corporation shall have authority to issue is: One Hundred Twenty Million (120,000,000) of which stock One Hundred Million (100,000,000) shares of the par value of $.001 each shall be common stock and of which Twenty Million (20,000,000) shares of the par value of $.001 each shall be preferred stock. Further, the board of directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

SERIES A PREFERRED STOCK TERMS

RESOLVED, that there be, and hereby is, created out of the class of 20,000,000 shares of serial preferred stock of the Corporation, par value $.001 per share, a series of preferred stock (the “Series A”) with the following designations, powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions (this instrument hereinafter referred to as the “Designation”):

1.	DEFINITIONS

Common Stock. The term “Common Stock” shall mean all shares now or hereafter authorized of any class of Common Stock of the Company and any other stock of the Company, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

Issue Date. The term “Issue Date” shall mean the date that shares of Series A are first issued by the Company.

Junior Stock. The term “Junior Stock” shall mean, for purposes of these resolutions, any class or series of stock of the Company authorized after the Issue Date not entitled to receive any dividends in any dividend period unless any dividends required to have been paid or declared and set apart for payment on the Series A shall have been so paid or declared and set apart for payment and, for purposes of these resolutions, shall mean Common Stock and any other class or series of stock of the Company authorized after the Issue Date not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series A shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

Parity Stock. The term “Parity Stock” shall mean, for purposes of these resolutions the Common Stock and any other class or series of stock of the Company authorized after the Issue Date entitled to receive payment of dividends subject only to those preferential rights of dividends granted to the Series A and, for purposes of these resolutions, shall mean any class or series of stock of the Company authorized after the Issue Date entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company subject to only those preferential rights and preference granted to the Series A.

Senior Stock. The term “Senior Stock” shall mean, for purposes of these resolutions, any class or series of stock of the Company authorized before the Issue Date of the Series A except for those preferential rights as granted herein but the right to receive dividends providing all dividends granted to the Series A shall have been paid or set aside to be paid, and, for purposes of these resolutions, shall mean any class or series of stock of the Company authorized after the Issue Date ranking equal to the Series A and the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company except for those preferential rights granted to the Series A herein.

2.	Rights, Powers, and Preferences

The Series A shall have the voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions as follows:

A.	Designation and Amount. Out of the Twenty Million (20,000,000) shares of the $.001 par value authorized preferred stock, Two Million (2,000,000) shares shall be designated as shares of “Series A.”

B.	Rank. The Series A shall be senior to the Common Stock and any other series or class of the Company’s Preferred Stock.

C.	Liquidation Rights.

(i)	In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any outstanding capital stock of the Company, an amount equal to ($.001) per share, plus the Redemption provision (as defined below). Then all of the assets of the Company available to be distributed shall be distributed ratably to the holders of the Series A and then to the holders of other outstanding shares of capital stock of the Company. If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A shall be insufficient to permit the payment to the holders thereof the full preferential amount as provided herein, then such available assets shall be distributed ratably to the holders of the Series A.

(ii)	None of the following events shall be treated as or deemed to be a liquidation hereunder:

	(a)	A merger, consolidation or reorganization of the Company;

	(b)	A sale or other transfer of all or substantially all of the Company’s assets;

	(c)	A sale of 50% or more of the Company’s capital stock then issued and outstanding;

	(d)	A purchase or redemption by the Company of stock of any class; or

	(e)	Payment of a dividend or distribution from funds legally available therefor.

D.	Voting Rights. In all matters the Series A shall have the same voting rights as the Common Stock on a six to one (6:1) basis. If the Company effects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series A shall not be subject to adjustment unless specifically authorized.

3.       Dividends

The holders of the Series A shall be entitled to receive Common Stock dividends when, as, if and in the amount declared by the directors of the Company to be paid in cash or in Market Value of the Company’s common stock.

Without prior written consent of the majority of the holders of Series A, so long as any shares of Series A shall be outstanding, the Company shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise, nor shall the Company make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Company or any of its subsidiaries of which it owns not less than 51% of the outstanding voting stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series A shall have been entitled for all previous dividend periods, if any, shall have been paid or declared and a sum of money sufficient for the payment thereof and the Redemption Price (as hereinafter defined) is set apart.

4. Conversion

The Series A shall have the following conversion rights (the “Conversion Rights”):

A.	Holder’s Optional Right to Convert. Each share of Series A shall be convertible, at the option of the holder(s), on the Conversion Basis (as set forth below) in effect at the time of conversion. Such right to convert shall commence as of the Issue Date and shall continue thereafter for a period of five years, such period ending on the fifth anniversary of the Issue Date. In the event that the holder(s) of the Series A elect to convert such shares into Common Stock, the holder(s) shall have sixty (60) days from the date of such notice in which to tender their shares of Series A to the Company.

B.	Conversion Basis. Each share of Series A shall be convertible into six (6) shares of the Company’s Common Stock.

C.	Mechanics of Conversion. Before any holder of Series A shall be entitled to convert the same into shares of Common Stock, such holder shall (i) give written notice to the Company, at the office of the Company or of its transfer agent for the Common Stock or the Preferred Stock, that he elects to convert the same and shall state therein the number of shares of Series A being converted; and (ii) surrender the certificate or certificates therefor, duly endorsed. Thereupon the Company shall promptly issue and deliver to such holder of Series A a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The conversion shall be deemed to have been made and the resulting shares of Common Stock shall be deemed to have been issued immediately prior to the close of business on the date of such notice and surrender of the shares of Series A.

D.	Adjustments to the Conversion Basis.

(i)	Stock Splits and Combinations. The Series A shall not be adjusted pursuant to any subdivision or combination of the Common Stock.

(ii)	Reclassification, Exchange or Substitution. At any time after the Company first issues the Series A and while any of the shares of Series A remain outstanding, if the Common Stock issuable upon the conversion of the Series A shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets), then and in each such event the holder of each share of Series A shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

(iii)	Reorganization, Mergers, Consolidations or Sales of Assets. At any time after the Company first issues the Series A and while any of such shares remain outstanding, if there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares), or a merger or consolidation of the Company with or into another Company, or the sale of all or substantially all of the Company’s assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A thereafter shall be entitled to receive upon conversion of the Series A, the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such merger or consolidation or sale, to which a holder of Series A deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale.

E. Notices of Record Date. In the event of any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other Company, entity, or person, or any voluntary or involuntary dissolution, liquidating, or winding up of the Company, the Company shall mail to each holder of Series A at least 30 days prior to the record date specified therein, a notice specifying the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

F. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company’s Common Stock on the date of conversion, as determined in good faith by the Company’s directors.

G. Reservation of Stock Issuable Upon Conversion. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A.

5.       Protective Provisions

Notwithstanding anything contained herein to the contrary, so long as any of the Series A shall be outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the total number of shares of Series A outstanding:

A.	Alter or change the rights, preferences or privileges of the Series A by way of reclassification, merger, consolidation or otherwise, so as to adversely affect in any manner the voting rights including number of votes presently allowed or the conversion basis by which the shares of Series A are presently converted into shares of Common Stock.

B.	Increase the authorized number of share of Series A.

C.	Create any new class of shares having preferences over or being on a parity with the Series A as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A then outstanding.

D.	Repurchase any of the Company’s Common Stock.

E.	Merge or consolidate with any other Company, except into or with a wholly-owned subsidiary of the Company with the requisite shareholder approval.

F.	Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Company.

G.	Incur, assume or guarantee any indebtedness (other than such as may be represented by the obligation to pay rent under leases) maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by the Company, except purchase money obligations, obligations assumed as part of the price of property purchased, or the extension, renewal or refunding of any thereof.

6.       Redemption

Subject to the applicable provisions of Delaware law, the Company, at the option of its directors, may at any time or from time to time redeem the whole or any part of the outstanding Series A. Upon redemption the Company shall pay for each share redeemed the amount of $2.00 per share, payable in cash, plus a premium to compensate the original purchaser(s) for the investment risk and cost of capital equal to the greater of (a) $2.00 per share, or (b) an amount per share equal to fifty percent (50%) of the market capitalization of the Company on the date of notice of such redemption divided by 2,000,000 (the “Redemption Premium”), the redemption amount and the Redemption Premium hereinafter being referred to as the “Redemption Price.” Such redemption shall be on an all-or-nothing basis.

At least thirty (30) days previous notice by mail, postage prepaid, shall be given to the holders of record of the Series A to be redeemed, such notice to be addressed to each such shareholder at the address of such holder appearing on the books of the Company or given to such holder to the Company for the purpose of notice, or if no such address appears or is given, at the place where the principal office of the Company is located. Such notice shall state the date fixed for redemption and the redemption price, and shall call upon the holder to surrender to the Company on said date at the place designated in the notice such holder’s certificate or certificates representing the shares to be redeemed. On or after the date fixed for redemption and stated in such notice, each holder of Series A called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefore, notwithstanding that the certificates evidencing any Series A called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall forthwith after such date cease and determine, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefore.

If, on or prior to any date fixed for redemption or Series A, the Company deposits, with any bank or trust company as a trust fund, the number of shares of Common Stock of a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, or deliver, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the shares so called shall be redeemed and any dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall no longer be outstanding and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates therefore. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Company. If the holders of Series A so called for redemption shall not, at the end of six years from the date fixed for redemption thereof, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Company such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Company for payment of the redemption price.

7.       Reissuance

No share or shares of Series A acquired by the Company by reason of conversion or otherwise shall be reissued as Series A, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Company.

8.       Headings or Subdivisions

The heading of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereto.

9.        Severability of Provisions

If any right, preference or limitation of the Series A set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10.     Status of Reacquired Stock

Shares of Series A which have been issued and reacquired in any manner shall, upon compliance with any applicable provisions of Delaware law, have the status of authorized and unissued shares of Preferred Stock may be redesignated and reissued in any series or class.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed mortgages and liens without limit as to the amount, upon the property and franchises of this Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the Common Stock issued and outstanding, the directors shall have authority to dispose, in any manner, of the whole property of this Corporation. The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by Law of the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the paragraph “THIRD” and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors or any other person herein are granted subject to this reservation.

NINTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

TENTH: The Corporation shall have the power to merge and consolidated with any Corporation or Corporations in such manner as may be permitted by law.

ELEVENTH: The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

4.   This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ATTITUDE DRINKS INCORPORATED has caused this Certificate to be signed by Roy G. Warren, its President, this 29th day of October, 2007.

By:	/s/ Roy G. Warren
Name:	Roy G. Warren
Title:	President